Exhibit 99.1

NEWS RELEASE

DRAFT RELEASE (5.0)	NR16-32

DYNEGY UPSIZES AND PRICES $750 MILLION SENIOR NOTES OFFERING

HOUSTON, TX (October 5, 2016) — Dynegy Inc. (NYSE: DYN) has priced its offering of $750 million in aggregate principal amount of 8.0% senior notes due 2025 in a private placement. In light of strong market interest, the aggregate principle amount of the Notes offered was increased from $500 million. Dynegy intends to use the proceeds of the offering, together with the proceeds from the previously announced sale of Elwood Energy LLC and related entities and cash-on-hand, to fund (i) the buyout price owed to Energy Capital Partners III, LLC (ECP) in connection with Dynegy’s buyout of ECP’s interest in the joint venture created to consummate the previously announced acquisition of ownership interests in certain North American power generation assets from International Power, S.A., an indirect subsidiary of ENGIE S.A. and (ii) a partial repayment of the outstanding obligations under Dynegy’s term loans and to pay related fees and expenses.

The Notes are being offered in a private placement transaction to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended and outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Midwest and Northeast, Dynegy operates power generating facilities capable of producing nearly 26,000 megawatts of electricity—or enough energy to power about 21 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

FORWARD-LOOKING STATEMENT

This news release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning expectations regarding the use of proceeds from the offering. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission. Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2015 Form 10-K and its 10-Q for the quarterly period ended March 31, 2016. Any or all of Dynegy’s forward-looking statements may turn out to be wrong.

They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts:

Media: David Onufer, 713.767.5800; Analysts: 713.507.6466